EXHIBIT 2.3


                  AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER, dated as of June 18, 1996 (this "Agreement"), is made by and between BPC MERGERCO, INC., a Delaware corporation ("Mergerco") and BPC HOLDING CORPORATION, a Delaware corporation ("BPC" and together with Mergerco, the "Constituent Corporations").

     This is the Agreement and Plan of Merger referred to in (a) the Stock Purchase and Recapitalization Agreement dated June 12, 1996 (the "Purchase Agreement") among Mergerco, BPC and certain Purchasers and Selling Shareholders named therein and (b) the Preferred Stock and Warrant Purchase Agreement dated June 12, 1996 among Mergerco, BPC, Chase Venture Capital Associates, L.P. and The Northwestern Mutual Life Insurance Company (the "Preferred Stock Purchase Agreement"). Capitalized terms used in this Agreement without definition shall have the respective meanings given to them in the Purchase Agreement.


                            RECITALS

     WHEREAS, Mergerco, is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, BPC is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, a description of the authorized and issued capital stock of Mergerco is set forth on Annex A hereto;

     WHEREAS, a description of the authorized and issued capital stock of BPC is set forth on Annex B hereto;

     WHEREAS, the respective Boards of Directors of Mergerco and BPC have resolved that Mergerco be merged with and into BPC under and pursuant to Section 251 of the General Corporation Law of the State of Delaware ("DGCL"), and BPC shall be the surviving corporation ("Surviving Corporation"); and

     WHEREAS, the respective Boards of Directors and stockholders of each of Mergerco and BPC have approved the merger upon the terms and conditions set forth herein and have approved this Agreement;

     NOW THEREFORE, it is agreed as follows:

IX   MERGER

     9.1.        Merger

     Subject to Paragraph 4.2 below, and in accordance with the provisions of this Agreement and the DGCL, Mergerco shall be, at the Effective Time of Merger (as defined in Paragraph 1.2 below), merged with and into BPC ("Merger") and BPC shall be the Surviving Corporation.

     9.2.        Filing and Effectiveness

     The Merger shall become effective upon the filing of the Certificate of Merger in the form attached as Annex C hereto with the Secretary of State of the State of Delaware (the "Effective
Time of Merger").

     9.3.        Certificate of Incorporation

     Upon the Effective Time of Merger, the Restated Certificate of Incorporation of the Surviving Corporation, as amended by the Certificate of Amendment shall be restated and amended in its entirety as set forth in Annex D hereto, and, as so restated and amended, shall be the Restated Certificate of Incorporation of the Surviving Corporation after the Effective Time of Merger, until duly amended.

     9.4.        Bylaws

     The Bylaws of BPC as in effect immediately prior to the Effective Time of Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

     9.5.        Agreements

     All agreements, instruments and other documents to which Mergerco is a party and which are in effect immediately prior to the Effective Time of Merger shall continue in full force and effect and shall be assumed in their entirety by the Surviving Corporation as of the Effective Time of Merger.

     9.6.        Directors and Officers

     The directors and officers of BPC immediately prior to the Effective Time of Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until otherwise as provided by law, the Restated Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation, in each case as amended from time to time.

     9.7.        Effect of Merger

     Upon the Effective Time of Merger, the separate existence of Mergerco shall cease and BPC, as the Surviving Corporation,
(i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time of Merger, shall be subject to all actions previously taken by the Board of Directors of Mergerco and shall succeed, without other transfer, to all of the assets, rights, powers and property of Mergerco in the manner as more fully set forth in Section 259 of the DGCL, and (ii) shall continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Time of Merger and shall succeed, without other transfer, to all of the debts, liabilities and obligations of Mergerco in the same manner as if BPC had itself incurred them, all as more fully provided under the applicable provisions of the DGCL.


X     MANNER OF CONVERSION OF STOCK

     10.1.       Mergerco Capital Stock

     Upon the Effective Time of Merger, each share of each class and series of capital stock of Mergerco issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the holders of such shares or any other person, be converted into and exchanged for one fully paid and nonassessable share of the equivalent class and series of capital stock of the Surviving Corporation, in each case having the rights, preferences and privileges set forth in the Restated Certificate of Incorporation. Any warrants to purchase capital stock of Mergerco shall, at the Effective Time of Merger, by virtue of the Merger and without any action by the holders of such warrants or any other person, be converted into warrants to purchase the equivalent class and series of capital stock of the Surviving Corporation.

     10.2.       BPC Capital Stock

     (a) Upon the Effective Time of Merger, (i) each share of BPC Class C Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the holders of such shares or any other person, be converted into and exchanged for 0.5855 fully paid and nonassessable shares of Class B Voting Common Stock of the Surviving Corporation; (ii) each share of BPC Class D Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the holders of such shares or any other person, be converted into and exchanged for 0.5855 fully paid and non-assessable shares of Class B Non-Voting Common Stock of the Surviving Corporation; (iii) each share of BPC Class E Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the holders of such shares or any other person, be converted into and exchanged for 5,824.417 fully paid and nonassessable shares of Class C Common Stock of the Surviving Corporation; (iv) each share of BPC Class F Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the holders of such shares or any other person, be converted into and exchanged for 0.5855 fully paid and non-assessable shares of Class A Voting Common Stock of the Surviving Corporation; (v) each share of BPC Class G Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the holders of such shares or any other person, be converted into and exchanged for 0.5855 fully paid and non-assessable shares of Class A Non-Voting Common Stock of the Surviving Corporation; (vi) each share of BPC capital stock held as treasury stock and each share of BPC capital stock authorized but unissued shall be cancelled with no consideration payable in exchange therefor; and (vii) each share of any other class or series of capital stock of BPC issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the holders of such shares or other person, be converted into and exchanged for the right to receive from the Company (subject to Section 2.3(b)) $58.55 per share. Notwithstanding any provision of this Section 2.2(a), the aggregate number of shares of any class of the capital stock of the Surviving Corporation issuable to any holder upon the Effective Time of Merger shall be rounded to the nearest whole share.

     (b) Upon the Effective Time of Merger, each warrant to purchase shares of capital stock of BPC issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the holders of such warrants or other person, be converted into and exchanged for the right to receive from the Surviving Corporation (subject to Section 2.3(b)) (i) $58.55 per share of common stock issuable upon the exercise of each warrant, less (ii) the exercise price for each share of common stock, which exercise price will be deducted from the amount of Merger Consideration otherwise payable per share of common stock issuable upon the exercise of such warrants.

     10.3.       Exchange of Certificate; Payment of Merger Consideration

          10.3.1. After the Effective Time of Merger, each holder of an outstanding certificate that, at the Effective Time of Merger, represents shares of Mergerco capital stock or BPC capital stock may at such stockholder's option surrender the same for cancellation to the Surviving Corporation, and each such holder shall be entitled to receive in exchange therefor a certificate representing the number of shares of the Surviving Corporation's capital stock into which the surrendered shares were converted as herein provided. Until so surrendered, each outstanding certificate representing shares of Mergerco capital stock or BPC capital stock prior to the Effective Time of Merger shall be deemed for all purposes to represent the number of whole shares of the Surviving Corporation's capital stock into which such shares of the capital stock of Mergerco or BPC, as applicable, were converted in the Merger. The registered owner on the books and records of the Surviving Corporation of any such outstanding certificate shall, until such certificate shall have been surrendered for conversion to the Surviving Corporation, have and be entitled to exercise any voting and other rights with respect to, and to receive dividends and other distributions upon, the shares of capital stock of the Surviving Corporation represented by such outstanding certificate as provided in this paragraph 2.3.

           10.3.2. On the Effective Time of Merger, the Surviving Corporation shall deposit $5,000,000 of the aggregate consideration (the "Merger Consideration") into an escrow account, such money to be released subject to and in accordance with the terms of the Escrow Agreement. The Surviving Corporation shall deduct from the Merger Consideration otherwise payable, as applicable, (i) certain holders' pro rata share of the escrow contribution and (ii) the aggregate exercise price payable by certain holders for the shares of common stock issuable upon the exercise of warrants held by such holders (the Merger Consideration as so adjusted, the "Net Merger Consideration"), in each case in the amounts set forth on Annex
E. The Net Merger Consideration shall be paid by the Company in cash, by wire transfer of immediately available funds, to the accounts designated by the holders of the Merger Stock in a written notice delivered to the Company not less than three business days prior to the Effective Time of Merger.

     10.4.       Legends

     Each certificate representing capital stock of the Surviving Corporation issued in the Merger shall bear the same legends, if any, with respect to restrictions on transferability as the certificates of Mergerco so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

     10.5.       Endorsement of Surrendered Shares

     If any certificate for shares of capital stock of the Surviving Corporation is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the party requesting such transfer pay to the Surviving Corporation any transfer or other taxes payable by reason of the issuance of such new certificate in the name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

XI  COVENANTS TO BE PERFORMED PRIOR TO EFFECTIVE TIME OF MERGER

     11.1.         Conditions Precedent to the Merger

     The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of Merger of the conditions set forth in Article III of the Purchase Agreement and the Preferred Stock Purchase Agreement.

     11.2.         Governmental Authorizations

     Each of Mergerco and BPC shall cooperate in filing any necessary reports or other documents with any federal, state, local or foreign authorities having jurisdiction with respect to the Merger.

XII        GENERAL

     12.1.          Further Assurances

     Mergerco and BPC each covenants and agrees that it will, at or before the Effective Time of Merger, take such other actions as may be required by the DGCL.

     12.2.          Abandonment

     At any time before the Effective Time of Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either of Mergerco and BPC, notwithstanding the approval of this Agreement by the stockholders of both or either of Mergerco and BPC.

     12.3.          Amendment

     The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretary of State of the State of Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders of any Constituent Corporation shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (2) alter or change any term of the Restated Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series thereof of such Constituent Corporation.

     12.4.            Registered Office

     The registered office of the Surviving Corporation in the State of Delaware is located at 9 East Loockerman Street, City of Dover, County of Kent, Delaware and National Registered Agents, Inc. is the registered agent of the Surviving Corporation at such address.

     12.5.          Agreement

     Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 101 Oakley Street, Evansville, Indiana 47710 and copies thereof will be furnished to any stockholder of any Constituent Corporation, upon request and without cost.

     12.6.          Governing Law

     This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware.

     12.7.          Counterparts

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, this Agreement, having first been approved by resolution of the Boards of Directors of Mergerco and BPC, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

                                   BPC MERGERCO, INC.

                                   Roberto Buaron
                                   Chairman

ATTEST:

Joseph S. Levy
Vice President



                                   BPC HOLDING CORPORATION

                                   Roberto Buaron
                                   Chairman

ATTEST:

Joseph S. Levy
Vice President